                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Final Amendment


                              Larizza Industries, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  517235107
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  Pennsylvania


  Number of Shares             5) Sole Voting Power                           0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                      0


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person          0




   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                     0


   12) Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Final Amendment


                             Larizza Industries, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                   517235107
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc.  51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization  Delaware


   Number of Shares         5) Sole Voting Power                              0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                         0


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person          0


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                     0


    12) Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               Final Amendment

                            Larizza Industries, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  517235107
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, National Association   25-1197336


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  United States of America


  Number of Shares             5) Sole Voting Power                           0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                      0


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person          0



   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                      0


   12) Type of Reporting Person (See Instructions)                           BK

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:                                          0


      (b) Percent of Class:                                                   0


      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                        0
          (ii) shared power to vote or to direct the vote                     0
          (iii) sole power to dispose or to direct the disposition of         0
          (iv) shared power to dispose or to direct the disposition of        0


   Item 5 - Ownership of Five Percent or Less of a Class:

   Each reporting person has ceased to be the beneficial owner of 5% or more of the stock.

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 1995
         _____________________________________________________________________
         Date

         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title




         February 14, 1995
         _____________________________________________________________________
         Date


         /s/ Paul L. Audet
         _____________________________________________________________________
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         _____________________________________________________________________
         Name/Title




         February 14, 1995
         _____________________________________________________________________
         Date


         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title

                     See Agreement Attached as Exhibit A

                                  AGREEMENT                           EXHIBIT A

                               February 9, 1995

        The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Larizza Industries, Inc.

        Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

        Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

                          PNC BANK CORP.


                          BY:  /s/ William F. Strome
                              ________________________________________
                               William F. Strome, Senior Vice President


                          PNC BANCORP, INC.


                          BY:  /s/ Paul L. Audet
                              ________________________________________
                               Paul L. Audet, Vice President


                          PNC BANK, NATIONAL ASSOCIATION


                          BY:  /s/ William F. Strome
                              ________________________________________
                               William F. Strome, Senior Vice President